Albert A. Benchimol 6 Wheelock Road Scarsdale, NY 10583 USA	July 28, 2010

Dear Mr. Benchimol

This Letter Agreement, together with the attachment hereto (collectively, the “Agreement”), reflects our mutual understanding with respect to your separation from employment from PartnerRe Capital Markets Corp. (the “Company”) and PartnerRe Ltd. (“PartnerRe”) and sets forth the payments and benefits that you will be eligible to receive under this Agreement.

1)         Resignation.  You have advised us that you will resign from employment by the Company and from any other position you hold with PartnerRe, Ltd., effective as of the close of business on December 31, 2010 (the “Resignation Date”).  For the period between the date hereof and September 30, 2010, you will continue in your current role, which includes maintaining your Executive Committee position.  For the period between October 1, 2010 and the Resignation Date, you will continue to report to the Chief Executive Officer of PartnerRe but you will relinquish your roles as CEO, Capital Markets Group and CFO PartnerRe Ltd. and cease to be a member of the Executive Committee, it being understood and agreed that you shall not be required to devote your full business time and attention to the business of the Company and PartnerRe during this period and you may elect to resign from employment after October 1, 2010 and before December 31, 2010 to accept other employment without losing any of the payments or benefits set forth in this Agreement, in which case such date shall be considered to be the Resignation Date for purposes of this Agreement.  You will also be entitled to the payments and benefits set forth herein if, before the Resignation Date, your employment is terminated (i) by the Company for a reason other than for Cause (as defined in the Employment Agreement or (ii) due to your death or Disability (as defined in the Employment Agreement).  The effective date of any such termination shall be considered to be the Resignation Date for purposes of this Agreement.

2)         Equity Vesting.  Any unvested outstanding equity awards held by you on the date hereof will fully vest on the date this Agreement is executed by both parties.  All outstanding options and stock appreciation rights shall remain exercisable for the remainder of their original 10-year term notwithstanding your earlier termination of employment.

3)         Payments Through the Resignation Date. (a) Until the close of business on the Resignation Date, for the remainder of 2010 you will be entitled to (i) continued salary at your current annual base salary rate (less applicable withholdings and deductions), paid in accordance with the Company’s payroll practices in the ordinary course and (ii) employee benefits at the level and of the type you currently receive.

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke HM 08 Bermuda	Phone +1 441 292 0888 Fax +1 441 292 7010 www.partnerre.com

b)         In addition, if you have executed the General Release (as defined below), you will be paid (x) a cash lump sum of $962,217, which is equal to your Average Annual Incentive (as defined in the Executive Employment Agreement, dated as of January 1, 2009, between the Company and you (the “Employment Agreement”)) with respect to fiscal years 2007, 2008 and 2009 and (y) the cash equivalent of any equity awards that you will be entitled to based on the 2010 performance year.  In calculating the amount described in (y) above, the Company will use the best available information at the time of payment and, in calculating the amount described in (y), will assume that your 2010 equity award will be determined using the same methodology used for determining the 2010 equity grants of other senior executives of the Company, taking into account your roles in the Company on the date hereof; provided that in the event the amount paid to you in 2010 under (y), above, is less than the amount you would otherwise have received in 2011, the balance shall be paid to you no later than March 15, 2011.  Any such balance will be determined after the February 2011 meeting of the compensation committee of PartnerRe’s board of directors, during which time the executive committee awards will be approved.  In the event that the fair market value of your 2010 equity award on the February 2011 grant date, determined based on the closing price of the shares of PartnerRe common stock underlying your award on the New York Stock Exchange on the last trading day before such grant date (the “2011 FMV”), is higher than the 2010 cash equivalent payment under (y), above, which will be based on the closing price of the shares of PartnerRe common stock underlying your award on the New York Stock Exchange on the last trading day before the date of such payment (the “2010 FMV”), the difference will be paid to you in cash.  If the 2011 FMV is lower than the 2010 FMV, no adjustment will be made.

4)         Other Payments and Benefits.  If you sign the General Release in the form attached hereto as Attachment A (“General Release”) on or after the Resignation Date, but in all events prior to January 15, 2011, you will receive the following payments and benefits, subject to the conditions and restrictions and in the manner and time frames described in this Section 4) (it being understood and agreed that the amounts set forth in Section 3)(b) and Section 4)(a)(i) shall be made (i) no later than December 31, 2010 so long as you have executed the General Release on or before such date and (ii) if you execute the General Release after December 31, 2010 and before January 15, 2011, promptly after such date, but in any event by March 15, 2011).  You acknowledge and agree that certain payments and benefits described herein are in excess of the total payments and benefits you would otherwise be eligible to receive upon your termination of employment, absent this Agreement.

a)         We will pay you (i) $3,475,566 in a lump sum on or promptly following the Resignation Date and (ii) an additional $2,524,434 in 2011, with $1,743,325 paid as a lump sum on the first business day of the seventh month following the Resignation Date and the remaining $781,109 paid in equal installments of $130,184.83 in accordance with the Company’s normal payroll practices, commencing with the first payroll in the seventh month following the Resignation Date and ending with the last payroll in the twelfth month following the Resignation Date.  The payments set forth in this Agreement shall not be reduced on account of your subsequent employment by any other person or entity.

b)         You and your dependants shall continue to be eligible to participate in the Company’s health insurance plans as COBRA participants until the end of the 18th month following the Resignation Date, or if sooner, until you become entitled to participate in or receive coverage under health insurance plans of a subsequent employer.  The Company will reimburse you for the costs of premiums for COBRA participation.

c)         The Company shall reimburse you up to $25,000 for legal fees incurred in negotiating and executing this Agreement.

d)         Until the earlier of December 31, 2012 and the date you commence full-time employment, you will continue to receive at the Company’s expense the following publications:  IBNR, Wolfe Trahan, Informa’s Insurance news, ISI economic reports and market updates provided by the Company’s equity trader; provided however, that the Company reserves the right to withhold any information from the Company’s equity trader that contains sensitive, proprietary or private information relating to or implicating the Company.

e)         Your continuing entitlement to the payments and benefits described in this Section 4) is subject to your continuing compliance with the provisions of Sections 9) and 11) below.

f)         You hereby acknowledge that, except as specifically provided in this Agreement, you will not be entitled to any cash or non-cash consideration or other benefits of any kind from PartnerRe.

g)         Your entitlement to indemnification under Section 9 of the Employment Agreement for events and conduct prior to the Resignation Date shall continue and the provisions of such section are incorporated by reference herein.

5)         Company 401(k) Plan and Other Plans and Programs.  (a) The Company acknowledges that your account balance under the Company’s 401(k) plan is 100% vested and shall remain unaffected by this Agreement.  Additional information concerning your 401(k) plan benefits will be provided to you under separate cover.

b)         Any other amounts or benefits that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of the Company or PartnerRe (including expense reimbursements) shall be payable to you in accordance with such plan, policy, practice or program; provided that in no event shall you be entitled to any benefits or payments under any such plan, program, practice or policy that would be duplicative of benefits or payments provided under this Agreement.

6)         Company Credit Card.  You agree to (i) discontinue use of your business credit card not later than the Resignation Date and (ii) pay any unpaid, outstanding balance due on such credit card as soon as practicable following the Resignation Date.

7)         Return of Property.  You agree to deliver to PartnerRe by the Resignation Date all of PartnerRe’s property, in whatever form, including, without limitation, computers, telephones, documents, data, papers, letters, reports, manuals, computer programs, software and other material, including all copies thereof.

8)         Outplacement Assistance.  You will be entitled to outplacement assistance customary for senior executives at our expense, for the period ending on the earlier of December 31, 2011 and the date you commence full-time employment.

9)         Restrictive Covenants.  In consideration of the payments and benefits you will receive under Section 4) of this Agreement, you agree to comply with (i) the confidentiality covenant set forth under Section 11 of the Employment Agreement perpetually following the Resignation Date and (ii) the non-solicitation covenant set forth under Section 12(b) of the Employment Agreement for two years following the Resignation Date.  The Company agrees that you shall not be subject to any other post-termination restrictive covenant other than Section 11 and Section 12(b) of the Employment Agreement and Section 11) of this Agreement, and that it hereby terminates, and shall cause its affiliates to terminate, any other such covenant.

10)         Claims.  You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any claims, demands, actions, suits, grievances, proceedings, complaints or charges of any type, including but not limited to those arising out of your employment with the Company against PartnerRe or its current or former officers, directors, employees or agents in their capacity as PartnerRe representatives in any forum, including federal, state or local court or in arbitration, or any administrative proceeding with any federal, state or local administrative agency.  You agree that should any administrative agency or third party pursue such claims on your behalf, you waive your right to any monetary or other recovery of any kind.

11)         Non-Disparagement.  (a) Other than in connection with the performance of services with the Company and PartnerRe, you agree not to directly or indirectly make any public statements that disparage or denigrate PartnerRe, the Company or their respective current or former officers, directors, employees or agents, orally or in writing.  PartnerRe and the Company agree that they will not, and will instruct their respective executive officers and directors not to, directly or indirectly make any public statements disparage or denigrate you or your performance as an employee and officer of the Company.

b)         Notwithstanding the foregoing provisions of this Section 11), it shall not be a violation of this Section 11) for any party to make truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

12)         Remedies.

a)         In the event that you are in breach of a covenant in Sections 9) or Section 11) above, you shall no longer be entitled to the payments and benefits under Section 4) above.  For purposes of this section and the Company's exercise of its remedy hereunder, an inadvertent breach of your obligation of confidentiality or nondisparagement that causes no demonstrable damage to the Company other than that of a trivial or insignificant nature, shall not be considered a breach of such covenants.

b)         Further, notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to the Company or you as provided herein or otherwise, you and the Company acknowledge and agree that a remedy at law for any breach or threatened breach of any covenant contained in Section 9) or Section 11) above would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, restraining order or other equitable relief, restraining you from committing or continuing to commit such breach.

c)         It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in Section 9) or Section 11) above is an unenforceable restriction against you, then the provisions of Section 9) or Section 11) above shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable.  Alternatively, if any such court finds that any restriction contained in Section 9) or Section 11) above is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

d)         Except as provided in subparagraph (b), any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between you and the Company, your employment with the Company, or the termination thereof (collectively, “Covered Claims”) shall be resolved by binding arbitration, to be held in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

13)         Partial Invalidity.  Except with respect to the attached General Release, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of, any other provision of this Agreement.

14)         Voluntary Agreement; Voluntary General Release

a)         You acknowledge and agree that (i) you have read and understand each of the provisions of this Agreement; (ii) you are hereby advised to consult with an attorney prior to signing this Agreement; and (iii) you will sign the General Release on the Resignation Date.

b)         This Agreement, which term in this provision does not include the General Release, will become effective on the date it is executed by both parties.  The General Release will become effective on the date that it is executed by you (“Effective Date”).  If the General Release does not become effective, you will not be eligible to receive the payments and benefits under Section 4) of this Agreement.

15)         Governing Law.  This Agreement shall be governed by the laws of the State of Connecticut (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance and remedies, except to the extent that such laws are preempted by federal law.

16)         Notices.  All notices, requests and other communications under this Agreement and the General Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this Section 16)).

If to you:	Albert A. Benchimol
6 Wheelock Road
Scarsdale, NY 10583

If to the Company
or PartnerRe:	PartnerRe Ltd.
Wellesley House South
90 Pitts Bay Road
Pembroke HM 08, Bermuda

Attn: Amanda E. Sodergren

Each such notice, request or other communication will be effective only when received by the receiving party.

17)         Transferability.  This Agreement shall be binding upon any successor to the Company, whether by merger, consolidation, purchase of assets or otherwise.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

18)         Counterparts.  This Agreement may be executed in counterparts.

19)         Employment Agreement; Entire Agreement.  (a) This Agreement sets forth the entire agreement and understanding relating to your employment relationship with the Company and PartnerRe; except as set forth in this Section,  supersedes all prior discussions, negotiations, proposed arrangements and agreements concerning your employment with the Company and separation therefrom; and may not be amended except by mutual written agreement.

b)         This Agreement supersedes your Employment Agreement except that Section 9 (Indemnification) and Section 13 (“Property”) of your Employment Agreement and the covenants referred to in Section 9) of this Agreement shall remain in effect in accordance with the respective terms thereof.

c)         In connection with your execution of the General Release, the Company and PartnerRe acknowledge that they currently are aware of no event or circumstance that would give rise to a claim by them against you for fraud, misconduct, breach of fiduciary duty or other malfeasance as an employee or officer of the Company.

PARTNERRE LTD.

By:	/s/ Patrick A. Thiele
Title:	Chief Executive Officer
Date:	July 28, 2010

I HAVE READ THIS LETTER AGREEMENT AND UNDERSTAND ALL OF ITS TERMS.  I SIGN AND ENTER THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

ALBERT A. BENCHIMOL

/s/ Albert A. Benchimol
Date:	July 28, 2010

EXECUTION COPY

ATTACHMENT A
GENERAL RELEASE

In exchange for the benefits and payments provided to me by PartnerRe Capital Markets Corp. (the “Company”) and PartnerRe Ltd. (“PartnerRe”) under the Letter Agreement dated July 28, 2010 (the “Letter Agreement”), which include amounts that I acknowledge I was not entitled to receive in the absence of this General Release:

1.         (a)  On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release the Company and PartnerRe and their respective predecessors, successors and assigns, and their current and former parents, affiliates, subsidiaries, divisions and joint ventures, and all of their current and former officers, directors, employees, and agents, in their capacity as representatives of the Company and/or PartnerRe (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act, or omission.  This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b) This General Release includes a release of all rights and Claims under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as each such law has been amended to date, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.  I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c)  This General Release also includes a release of any Claims for breach of contract (including without limitation the Executive Employment Agreement dated as of January 1, 2009 by and between the Company and me), any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims, including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d)  In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

2.  I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date, as hereinafter defined, of this General Release.  Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights to the vested benefits (including to reimbursement of expenses) I may have, if any, under any Company employee benefit plans and programs (ii) any claim arising after the Effective Date of this General Release and (iii) my rights under the Letter Agreement.

3.  I acknowledge that I have had more than 30 days business days to consider the terms of this General Release, that I have been advised by the Company to consult with an attorney regarding the terms of this General Release prior to executing it, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will.  I further understand that my failure to sign this General Release and return such signed General Release to PartnerRe will render me ineligible for the payments and benefits provided under the Letter Agreement.  This General Release will become effective on the date I sign and return it to the Chief Legal Counsel of PartnerRe (“Effective Date”).

I have read this general release and understand all of its terms.  I sign and enter this general release knowingly and voluntarily, with full knowledge of what it means.

By:
	Albert A. Benchimol	Date

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